                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: John Mongelli
         Investor Relations
         (770) 752-6171


 CHOICEPOINT(R) REPORTS RECORD 3RD QUARTER REVENUE AND EPS WITH STRONG
                     INTERNAL REVENUE GROWTH OF 10 PERCENT

ALPHARETTA, Ga. - October 19, 2004 - ChoicePoint Inc. (NYSE: CPS), today reported strong 18 percent total revenue growth over the third quarter of 2003. Third quarter total revenue for 2004 was $237.6 million. Earnings per share ("EPS") for the third quarter was $0.43 per share compared to $0.32 in 2003, which included a $0.03 per share dilutive effect due to a $4.0 million ($2.5 million after tax) charge related to the realignment and consolidation of certain of the Company's operations recorded in the third quarter of 2003. Total EPS growth for the quarter was 32 percent.

"I am extremely proud of this quarter's record financial performance," commented Derek V. Smith, Chairman and CEO. "We are continuing to see strong operating trends in our major business, led by our Insurance Services Segment which delivered outstanding revenue growth this quarter. Given these trends and our unique ability to use the positive power of information for the good of our customers and society, we are well positioned to have another strong year."

Chief Financial Officer Steven W. Surbaugh added, "I am very pleased with our operating results this quarter. We continue to capitalize on investment opportunities and focus on our major business lines to drive strong revenue growth while delivering consistently high operating margins and exceptional cash flows."

FINANCIAL HIGHLIGHTS - THIRD QUARTER

         - Core revenue (total revenue less reimbursable expenses) increased 22 percent to $231.5 million for the quarter ended September 30, 2004 from $189.1 million for the same period of 2003. Excluding the impact of acquisitions, internal revenue increased 9.7 percent over 2003, driven primarily by growth across our Insurance Services segment, and strong performances in our background screening and vital records businesses in our

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                  Business Services Segment. Third quarter total revenue
                  increased 18 percent to $237.6 million in 2004 from $201.5 million in 2003.

         - Operating income for the third quarter of 2004 was $64.0 million compared to $47.8 million for 2003. Third quarter 2004 operating income includes a $3.5 million gain on the sale of our minority investment in a start-up company offset by revisions to litigation accruals on an outstanding legal action and the closure of certain operating facilities during the quarter. Excluding the realignment charges discussed below, operating income was $51.8 million for the third quarter of 2003.

         - In the third quarter of 2003, the Company recorded a pre-tax charge of $4.0 million ($2.5 million net of taxes) to realign our technology infrastructure and operations following the divestiture of our CPCS business, the transition to our new data center and the further consolidation of some of our public records and drug testing operations.

         - Net free cash flow (net cash provided by operating activities of continuing operations of $177.1 million less capital expenditures of $38.7 million) was $138.4 million for the nine months ended September 30, 2004, which compares to net free cash flow of $104.3 million for the first nine months of 2003, or an increase of approximately 33 percent.

         - Net debt (total debt less cash) for the quarter ended September 30, 2004, increased by $41.4 million from December 31, 2003, to $70.0 million, as we used cash from operations and borrowings under our facilities to fund our eight acquisitions totaling approximately $200 million in 2004. The remaining debt capacity under our committed financing lines is $355 million.

OPERATIONAL HIGHLIGHTS

INSURANCE SERVICES

- Total revenue increased 16 percent to $90.9 million in the third quarter of 2004 compared to $78.1 million in the prior year, representing a very strong internal revenue growth rate of 14.8 percent. This growth continues to be led by unit growth in personal lines and new development revenues at Insurity.

- Operating income in Insurance Services was $50.7 million for the third quarter of 2004, resulting in an operating profit margin of 55.8 percent, and an increase from $44.0 million in the third quarter of 2003. The increase in operating income is due primarily to the revenue growth discussed above, partially offset by higher labor and technology costs.

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BUSINESS SERVICES

- Third quarter total revenue increased 30 percent to $94.0 million in 2004 compared to $72.1 million in the prior year, primarily due to growth from our six acquisitions during the first nine months of 2004 and last quarter of 2003. Internal revenue increased 8.1 percent for the third quarter of 2004 over the comparable period in 2003, driven primarily by increases in product usage and market share gains in our backgrounds screening and vital records businesses.

- Operating income in Business Services was $21.1 million for the third quarter of 2004 resulting in an operating profit margin of 22.4 percent and a 34 percent increase from $15.7 million in the same period of the prior year. This increase was primarily due to the aforementioned revenue growth and cost control initiatives.

GOVERNMENT SERVICES

- Total revenue increased 44 percent to $21.6 million in the third quarter of 2004 compared to $15.0 million in the third quarter of 2003, primarily due to revenue from the acquisitions of Templar and iMap in the first quarter of 2004. Internal revenue declined one percent for the third quarter of 2004 over the same period in 2003, due primarily to the timing of governmental contracts at our Bode DNA laboratories.

- Operating income in Government Services was $4.7 million for the third quarter of 2004, up from $3.0 million in the prior year, primarily due to the revenue growth discussed above offset partially by investments in new product development. Operating profit margin in Government Services for the third quarter was 21.9 percent in 2004 compared to
         19.7 percent in 2003.

MARKETING SERVICES

- Revenue excluding reimbursable expenses for the third quarter increased 4 percent from prior year revenue of $22.6 million to $23.6 million for 2004, with internal revenue growth representing the entire increase. As expected, this is our first quarter of positive growth after six consecutive negative growth quarters. Total revenue for the Marketing Services segment (which includes all of the Company's revenue from reimbursable expenses) decreased 15 percent from $35.0 million in 2003 to $29.7 million in 2004 solely due to the decrease in reimbursables revenue. The Company excludes the revenue from reimbursable expenses in its operational analyses because these items are fully reimbursed by our customers without


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         markup and have no impact on operating income, net income, EPS, cash flows or the balance sheet.

- Operating income in Marketing Services was $4.6 million for the third quarter of 2004, a 28 percent increase over $3.6 million in the prior year due primarily to cost control initiatives implemented in prior quarters and a change in product mix. Third quarter operating profit margin, as a percentage of revenue without reimbursable expenses, was
         19.4 percent (15.4 percent of total revenue) compared to 15.8 percent in third quarter of 2003 (10.2 percent of total revenue).

OUTLOOK

Based on recent business trends and the impact of acquisitions already closed this year, ChoicePoint now expects full year 2004 core revenue growth in the 17 to 18 percent range. Additionally, the Company expects to see full year 2004 operating margins in the mid-27 percent range.

WEBCAST

ChoicePoint's third quarter results will be discussed in more detail on October 19, 2004, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint's Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 am EDT at the same Web address.

About ChoicePoint

ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while ensuring the protection of personal privacy. For more information about ChoicePoint, visit the Company's Web site at www.choicepoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project," or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking

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statements. These risks and uncertainties include, but are not limited to, the following important factors: demand for the Company's services, product development, maintaining acceptable margins, ability to control costs, the impact of federal, state and local regulatory requirements on the Company's business, including the direct marketing and public records markets and privacy matters affecting the Company, the impact of competition and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.


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                                CHOICEPOINT INC.
                              Financial Highlights


(Unaudited)                                                      Three Months Ended           Nine Months Ended
                                                                    September 30,               September 30,
                                                               ----------------------      ----------------------
(Dollars in thousands, except per share data)                    2004          2003          2004          2003
                                                               --------      --------      --------      --------
Service revenue (a) .......................................    $231,466      $189,116      $659,551      $561,900
Reimbursable expenses per EITF 01-14(b) ...................       6,149        12,402        26,700        33,816
                                                               --------      --------      --------      --------
Total revenue .............................................     237,615       201,518       686,251       595,716
                                                               ========      ========      ========      ========

Cost of revenue ...........................................     118,750       100,963       346,049       299,736
Reimbursable expenses .....................................       6,149        12,402        26,700        33,816
Selling, general and administrative expenses ..............      48,680        36,357       135,704       104,085
Other operating charges (d) ...............................          --         4,022            --        23,839
                                                               --------      --------      --------      --------
Total costs and expenses ..................................     173,579       153,744       508,453       461,476
                                                               --------      --------      --------      --------
Operating income (c) ......................................      64,036        47,774       177,798       134,240
Interest expense                                                    885           608         2,222         2,424
                                                               --------      --------      --------      --------
Income from continuing operations before income taxes .....      63,151        47,166       175,576       131,816
Provision for income taxes ................................      23,998        18,111        66,838        50,617
                                                               --------      --------      --------      --------
Income from continuing operations .........................      39,153        29,055       108,738        81,199
Income from discontinued operations, net of taxes (e) .....          --            --            --           991
Gain on sale of discontinued operations, net of taxes (e)..          --            --            --        32,893
                                                               --------      --------      --------      --------
Net income ................................................    $ 39,153      $ 29,055      $108,738      $115,083
                                                               ========      ========      ========      ========

EPS - diluted:
  Income from continuing operations .......................    $   0.43      $   0.32      $   1.19      $   0.91
  Discontinued operations, net of taxes ...................          --            --            --          0.01
  Gain on sale of discontinued operations, net of taxes....          --            --            --          0.37
                                                               --------      --------      --------      --------
  Net Income ..............................................    $   0.43      $   0.32      $   1.19      $   1.28
                                                               ========      ========      ========      ========
Weighted average shares - diluted .........................      91,542        89,866        91,100        89,579
                                                               ========      ========      ========      ========

Operating Income ..........................................    $ 64,036      $ 47,774      $177,798      $134,240
Depreciation and amortization expense .....................      16,572        13,367        45,733        39,895
                                                               --------      --------      --------      --------
EBITDA (f) ................................................    $ 80,608      $ 61,141      $223,531      $174,135
                                                               ========      ========      ========      ========


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                                CHOICEPOINT INC.
                        Financial Highlights (continued)

RECONCILIATION TO FINANCIAL INFORMATION EXCLUDING OTHER OPERATING CHARGES (D)


                                                                           Three Months Ended                Nine Months Ended
(Unaudited)                                                                  September 30,                     September 30,
                                                                      --------------------------        --------------------------
(Dollars in thousands, except per share data)                            2004             2003             2004             2003
                                                                      ---------        ---------        ---------        ---------
Operating income (c) ..............................................   $  64,036        $  47,774        $ 177,798        $ 134,240
Add back: other operating charges (d) .............................          --            4,022               --           23,839
                                                                      ---------        ---------        ---------        ---------
Operating income before other operating charges ...................      64,036           51,796          177,798          158,079
Interest Expense ..................................................        (885)            (608)          (2,222)          (2,424)
                                                                      ---------        ---------        ---------        ---------
Income from continuing operations before income taxes & other
  operating charges ...............................................      63,151           51,188          175,576          155,655
Provision for income taxes ........................................      23,998           19,656           66,838           59,771
                                                                      ---------        ---------        ---------        ---------
Income from continuing operations before other operating charges ..   $  39,153        $  31,532        $ 108,738        $  95,884
                                                                      =========        =========        =========        =========
Effective tax rate ................................................        38.0%            38.4%            38.1%            38.4%
Earnings per share - diluted excluding other operating charges ....   $    0.43        $    0.35        $    1.19        $    1.07

EBITDA excluding other operating charges (f) ......................   $  80,608        $  65,163        $ 223,531        $ 197,974

(a) Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue (also referred to as core revenue) to measure its continuing operations without the effect of reimbursable expenses.

(b) Reimbursable expenses per Emerging Issues Task Force ("EITF") 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint's customers and recorded as revenues and expenses in accordance with EITF 01-14 "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred". As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of core revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles. Third quarter pass-through expenses totaled $164.1 million in 2004 and $148.8 million in 2003. Pass-through expenses for the first nine months of 2004 were $487.0 million compared to $449.2 million in 2003.

(c) Third quarter 2004 operating income includes a $3.5 million gain on the sale of our minority investment in a start-up company offset by revisions to litigation accruals on an outstanding legal action and the closure of certain operating facilities during the quarter.

(d) The Company recorded other operating charges of $4.0 million in the third quarter of 2003 and $23.8 million for the first nine months of 2003 ($2.5 million and $14.7 million net of taxes, respectively) as a result of the realignment of our technology infrastructure and operations following the divestiture of our CPCS business, the transition to our new data center and the further consolidation of some of our public records and drug testing operations. This nine month charge included asset impairments of $15.5 million primarily related to closed facilities or abandoned technology in the realignment, $3.7 million in severance and termination benefits, and $4.6 million of abandoned lease and other contractual commitments. The Company has presented analysis with and without these items because they represent costs that management excludes in its assessments of operating results and in determining operational incentive awards.

(e) On February 28, 2003, the Company sold its CPCS operating unit. The pre-tax proceeds from the sale of CPCS were approximately $87 million. CPCS is reported as a discontinued operation for all periods presented and the results of its operations are reflected separately from the results of continuing operations.

(f) Earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA before other operating charges (see note c) are not presented as substitutes for operating income, net income or cash flows from operating activities. The Company has included EBITDA and EBITDA before other operating charges (which are not measures of financial performance under generally accepted accounting principles) because such data is used by the Company to compare its performance to its competitors and to manage its on-going business and is also used by certain investors to analyze and compare companies on the basis of operating performance.

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ChoicePoint Earnings
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                                CHOICEPOINT INC.
                        Financial Highlights (continued)



(Unaudited)                                                                Nine months ended
                                                                             September 30,
                                                                        -------------------------
(Dollars in thousands)                                                    2004            2003
                                                                        ---------       ---------
CASH FLOW HIGHLIGHTS
Income from continuing operations ...................................   $ 108,738       $  81,199
Depreciation & amortization .........................................      45,733          39,895
Changes in assets & liabilities and other ...........................      22,636          15,378
                                                                        ---------       ---------
Net cash provided by operating activities of continuing operations ..   $ 177,107       $ 136,472
Net cash used by activities of discontinued operations ..............   $      --       $ (35,848)
Acquisitions & investments, net of cash acquired ....................   $(197,274)      $ (74,593)
Cash proceeds from sale of business .................................          --          87,000
Capital expenditures ................................................     (38,698)        (32,217)
                                                                        ---------       ---------
Net cash (used) provided by investing activities ....................   $(235,972)      $ (19,810)
Net cash provided (used) by financing activities ....................   $  37,454       $(100,776)


KEY BALANCE SHEET HIGHLIGHTS                                             9/30/04
                                                                        ---------
Total Debt ..........................................................   $  72,034
Cash ................................................................       1,999
                                                                        ---------
Debt (net of cash) ..................................................   $  70,035
Shareholders' Equity ................................................   $ 929,284
Days sales outstanding (adjusted for pass-through expenses) .........     41 days


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ChoicePoint Earnings
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                                CHOICEPOINT INC.
                              2004 SEGMENT RESULTS


                                                           Q1 2004      Q2 2004       Q3 2004
                                                          ---------    ---------    ---------
REVENUE

Insurance Services                                        $  86,727    $  88,129    $  90,880
Business Services                                            75,941       87,547       94,041
Government Services                                          17,741       23,530       21,590
Marketing Services                                           22,811       23,224       23,585
Royalty                                                       1,165        1,270        1,370
                                                          ---------    ---------    ---------
  Service Revenue                                           204,385      223,700      231,466
Reimbursable Expenses per EITF 01-14                         12,860        7,691        6,149
                                                          ---------    ---------    ---------
  Total Revenue                                           $ 217,245    $ 231,391    $ 237,615
                                                          =========    =========    =========

OPERATING INCOME

Insurance Services                                        $  47,260    $  48,401    $  50,714
Business Services                                            14,357       17,052       21,084
Government Services                                           4,114        7,275        4,726
Marketing Services                                            4,287        4,408        4,583
Royalty                                                         204          661          798
Corporate & Shared Expenses (a)                             (15,951)     (18,306)     (17,869)
                                                          ---------    ---------    ---------
  Operating Income                                        $  54,271    $  59,491    $  64,036
                                                          =========    =========    =========

CORE REVENUE GROWTH RATES

Insurance Services                                             13.9%        13.1%        16.4%
Business Services                                              18.9%        26.9%        30.5%
Government Services                                             3.5%        59.2%        43.8%
Marketing Services                                            -10.8%        -9.5%         4.2%
Continuing operations                                          11.1%        18.5%        22.4%

INTERNAL REVENUE GROWTH RATES

Insurance Services                                             12.2%        11.4%        14.8%
Business Services                                              13.3%         9.2%         8.1%
Government Services                                           -12.8%         6.3%        -0.8%
Marketing Services                                            -10.8%        -9.5%         4.2%
Continuing operations                                           6.9%         7.2%         9.7%

OPERATING PROFIT MARGINS

Insurance Services                                             54.5%        54.9%        55.8%
Business Services                                              18.9%        19.5%        22.4%
Government Services                                            23.2%        30.9%        21.9%
Marketing Services (b)                                         18.8%        19.0%        19.4%
Operating income as a percentage of service revenue            26.6%        26.6%        27.7%
Operating income as a percentage of total revenue              25.0%        25.7%        26.9%

(a) Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.

(b) Represents operating income as a percentage of service revenue. Operating profit margin as a percentage of total revenue was 12.0% for the first quarter, 14.3% for the second quarter and 15.4% for the third quarter of 2004 and 18.9%, 20.4%, 10.2%, and 11.6% for the first, third, third and fourth quarters of 2003, respectively, and 15.4% for the total year 2003.


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                                CHOICEPOINT INC.
                              2003 SEGMENT RESULTS


                                                  Q1 2003          Q2 2003          Q3 2003          Q4 2003        Total 2003
                                                 ---------        ---------        ---------        ---------       ----------
REVENUE

Insurance Services                               $  76,134        $  77,922        $  78,100        $  76,968        $ 309,124
Business Services (c)                               63,859           69,014           72,069           71,206          276,148
Government Services (c)                             17,136           14,778           15,011           16,410           63,335
Marketing Services                                  25,573           25,676           22,631           22,762           96,642
Royalty                                              1,303            1,389            1,305            1,105            5,102
                                                 ---------        ---------        ---------        ---------        ---------
  Service Revenue                                  184,005          188,779          189,116          188,451          750,351
Reimbursable Expenses per EITF 01-14                10,944           10,470           12,402           11,579           45,395
                                                 ---------        ---------        ---------        ---------        ---------
  Total Revenue                                  $ 194,949        $ 199,249        $ 201,518        $ 200,030        $ 795,746
                                                 =========        =========        =========        =========        =========

OPERATING INCOME

Insurance Services                               $  42,436        $  44,364        $  43,998        $  41,720        $ 172,518
Business Services (c)                               11,172           15,321           15,694           14,353           56,540
Government Services (c)                              4,399            3,264            2,958            3,919           14,540
Marketing Services                                   6,908            7,374            3,580            3,987           21,849
Royalty                                                646              626              416              380            2,068
Corporate & Shared Expenses (a)                    (13,758)         (16,469)         (14,850)         (12,936)         (58,013)
                                                 ---------        ---------        ---------        ---------        ---------
  Operating Income before other charges (d)      $  51,803        $  54,480        $  51,796        $  51,423        $ 209,502
                                                 =========        =========        =========        =========        =========
  Other operating charges (d)                           --          (19,817)          (4,022)          (7,103)         (30,942)
                                                 ---------        ---------        ---------        ---------        ---------
  Operating Income                               $  51,803        $  34,663        $  47,774        $  44,320        $ 178,560
                                                 =========        =========        =========        =========        =========

CORE REVENUE GROWTH RATES

Insurance Services                                    18.7%            16.2%            10.8%            12.2%            14.4%
Business Services (c)                                 11.9%            10.1%            18.9%            20.7%            15.4%
Government Services (c)                               42.4%            13.2%           -19.6%           -36.0%            -8.7%
Marketing Services                                     7.8%            -8.1%           -17.6%           -14.7%            -8.7%
Continuing operations                                 16.0%             9.6%             5.8%             4.1%             8.6%

INTERNAL REVENUE GROWTH RATES

Insurance Services                                    17.2%            15.0%            10.1%             9.5%            12.8%
Business Services (c)                                 -4.2%            -5.8%             0.9%             5.0%            -1.1%
Government Services (c)                               42.4%            13.2%           -19.6%           -36.0%            -8.7%
Marketing Services                                    -2.4%           -13.6%           -21.7%           -18.7%           -14.5%
Continuing operations                                  8.1%             2.4%            -1.2%            -2.6%             1.5%

OPERATING PROFIT MARGINS

Insurance Services                                    55.7%            56.9%            56.3%            54.2%            55.8%
Business Services (c)                                 17.5%            22.2%            21.8%            20.2%            20.5%
Government Services (c)                               25.7%            22.1%            19.7%            23.9%            23.0%
Marketing Services (b)                                27.0%            28.7%            15.8%            17.5%            22.6%
Operating income before other operating
  charges, percentage of service revenue (d)          28.2%            28.9%            27.4%            27.3%            27.9%
Operating income as a percentage of total revenue     26.6%            17.4%            23.7%            22.2%            22.4%


(c) In 2004, the Company reorganized its product lines in the Business & Government segment into two separate reportable segments. Historical information has been reclassified to conform with the current presentation.

(d) The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results and in determining operational incentive awards.